EXHIBIT 2.03

LIST AND AGREEMENT TO FURNISH
OMITTED SCHEDULES TO MERGER AGREEMENT

Company Disclosure Schedule

Section 4.3	Capital Stock; Subsidiaries

Section 4.10	Environmental Matters

Section 4.11	Compliance with Laws

Section 4.14	Material Contracts

Section 4.15	Legal Proceedings

Section 4.24	Commissions

Section 6.1(a)	Covenant Exceptions

Buyer Disclosure Schedule

Section 5.3	Buyer’s Stock; Subsidiaries

Section 5.6	Absence of Certain Changes or Events

The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.